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                                                                     EXHIBIT 2.2

                       FIRST AMENDMENT TO STOCK REDEMPTION
                             AND PURCHASE AGREEMENT


         THIS FIRST AMENDMENT TO STOCK REDEMPTION AND PURCHASE AGREEMENT (this "First Amendment") is entered into as of the 12th day of December, 2001 by and among Advanced Lighting Technologies, Inc., an Ohio corporation ("ADLT"), Ruud Lighting, Inc., a Wisconsin corporation ("RLI"), Alan J. and Susan Ruud (the "Ruuds"), Theodore O. Sokoly ("Sokoly"), Christopher A. Ruud and Cynthia A. Johnson (the Ruuds, Sokoly, Christopher A. Ruud and Cynthia A. Johnson are sometimes referred to herein individually as a "Buyer" and collectively as the "Buyers").

                                    RECITALS

         A. ADLT, RLI and the Buyers entered into that certain Stock Redemption and Purchase Agreement dated as of November 14, 2001 (the "Redemption Agreement"), pursuant to which RLI agreed to redeem from ADLT the Redeemed Shares and the Buyers agreed to purchase from ADLT the Purchased Shares.

         B. ADLT, RLI and the Buyers desire to amend certain provisions of the Redemption Agreement.

         C. Capitalized terms not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Redemption Agreement.

                                    AGREEMENT

         In consideration of the recitals and the mutual agreements set forth below, the parties agree as follows:

         1. AMENDMENT TO SECTION 1.4 OF THE REDEMPTION AGREEMENT. Section 1.4 of the Redemption Agreement is amended by adding the following subsection:

         (d) The parties acknowledge and agree that the books and records of RLI, Kramer Lighting and Ruud Italy (collectively, the "Ruud Consolidated Group") were closed, effective at 12:01 a.m. on Monday, December 3, 2001 (the "Cut-off Time"), and that all earnings and payments made to the Ruud Consolidated Group and all liabilities incurred by the Ruud Consolidated Group since the Cut-Off Time are made after the effective date of Closing. Accordingly, the aggregate amount of all authorized checks and payroll drawn by the Ruud Consolidated Group on ADLT's accounts (including PNC Account No. 8011369184; and Bank One Account No. 620835249) since the Cut-Off Time will increase Consolidated Adjusted Closing Net Working Capital on a dollar-for-


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dollar basis; and any wire transfers, bank card deposits and other deposits made to ADLT bank accounts (including PNC Account No. 8011369184; and Bank One
Account No. 620835249) since the Cut-Off Time for the direct or indirect benefit of ADLT shall decrease Consolidated Adjusted Closing Net Working Capital on a dollar-for-dollar basis, by the aggregate amount of such receipts or collections. From and after the Cut-Off Time, none of ADLT's officers, directors, agents, or employees will, directly or indirectly, incur any liabilities or assume any obligations in the name of any entity contained in the Ruud Consolidated Group without the prior consent of Alan Ruud; provided, however, that the foregoing covenant shall not apply to liabilities incurred or obligations assumed by Alan Ruud or executive officers of RLI.

         By way of example, if RLI pays $100,000 of its accounts payable by issuing checks from the checking account between the Cut-Off Time and the Closing, Consolidated Adjusted Closing Net Working Capital shall be increased by $100,000 for purposes of the adjustments called for by this section 1.4. Likewise, if RLI receives or collects $100,000 of accounts receivable between the Cut-Off Time and the Closing, Consolidated Adjusted Closing Net Working Capital shall be increased by $100,000 for purposes of the adjustments called for by this section 1.4.

         2. AMENDMENT TO DEFINED TERMS. The following references to Closing Date set forth in the Redemption Agreement are deleted and replaced with the defined term "Cut-Off Time"

                  (a) The last three references to Closing Date in the first paragraph of section 1.4(a) of the Redemption Agreement;

                  (b) The references to Closing Date set forth in sections 3.22(e)(v) and 3.23(e)(v) of the Redemption Agreement;

                  (c) The reference to Closing Date set forth in section 5.7(d) of the Redemption Agreement;

                  (d) All of the references to Closing Date set forth in Article 7-Tax Matters of the Redemption Agreement.

         3. AMENDMENT TO SECTION 1.5 OF THE REDEMPTION AGREEMENT. Section 1.5 of the Redemption Agreement is amended to delete and replace the date of "December 7, 2001" contained in the third and fifth line of section 1.5 with the date "December 11, 2001."

         4. AMENDMENT TO SECTION 5.7 OF THE REDEMPTION AGREEMENT. Section 5.7 of the Redemption Agreement is amended by adding the following subsections:

         (h) EXISTING INVENTORY WARRANTY. ADLT covenants and agrees that it will provide its standard warranty with respect to presently existing stock of inventory

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         held by RLI and its affiliates, on a basis consistent with the warranty obligations of ADLT (and its affiliates) under the Component Purchase Agreement, a copy of which is attached as Exhibit E(1) to the Redemption Agreement.

         (i) FOREIGN SUBSIDIARIES. On the date of Closing, or thereafter if necessary, ADLT shall, without cost or expense to RLI, execute, deliver and, if necessary, file or cause to be executed, delivered and, if necessary, filed such further instruments of transfer and conveyance and take such other action as RLI may reasonably require to transfer all of the registered capital shares of Burmann Societa S.r.l. to RLI and Alan Ruud as contemplated by section 5.7(b).

         (j) CORPORATE STATUS OF KRAMER LIGHTING, INC. The parties acknowledge and agree that Kramer Lighting is not presently qualified and in good standing under the laws of the State of Rhode Island. Therefore, on the date of Closing, or thereafter if necessary, ADLT shall, without cost or expense to RLI, execute, deliver and, if necessary, file or cause to be executed, delivered and, if necessary, filed such further instruments and take such other action (including the payment of monies) as RLI may reasonably require so as to enable the Secretary of State of the State of Rhode Island (and any relevant taxing authority) to issue certificates of good standing and/or tax clearance, as applicable.

         5. AMENDMENT TO SECTION 9.3(B) OF THE REDEMPTION AGREEMENT. Section 9.3(b) of the Redemption Agreement is deleted in its entirety and replaced with the following:

         (b) Without regard to section 9.4 below, ADLT shall indemnify, defend, save and hold RLI, Kramer Lighting, Ruud Italy and the Buyers harmless from and against any and all costs and expenses, including reasonable attorneys' fees, interest, penalties, additional Taxes and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Tax Damages") incurred by any of the Buyers or RLI or Kramer Lighting or Ruud Italy directly or indirectly, in connection with or arising out of, or resulting from, any proceeding by the Internal Revenue Service, Wisconsin Department of Revenue or other taxing authority resulting from a claim that the Tax Liability of RLI, Kramer Lighting and/or their Affiliates includes an amount attributable to income earned, sales made or other activities which occurred prior to Closing, but only to the extent such Tax Damages exceed the accruals for Taxes on the Closing Balance Sheet.

         6. ADDITION OF SECTION 9.3(F) TO THE REDEMPTION AGREEMENT. The following is added as Section 9.3(f) of the Redemption Agreement:

         (f) Without regard to section 9.4 below, ADLT shall indemnify, defend, save and hold RLI, Kramer Lighting, Ruud Italy and the Buyers harmless from and against any and all costs and expenses, including reasonable attorneys' fees,

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         interest, penalties, additional Taxes, charges, delinquent fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Noncompliance Damages") incurred by any of the Buyers or RLI or Kramer Lighting or Ruud Italy directly or indirectly, in connection with or arising out of, or resulting from, any proceeding by the Secretary of State of the State of Rhode Island, the Internal Revenue Service, Rhode Island Department of Revenue or other governmental or taxing authority which arise from or relate to the fact that Kramer Lighting is not validly existing and in good standing under the laws of the State of Rhode Island.

         7. AMENDMENT TO SECTION 9.4 OF THE REDEMPTION AGREEMENT. Section 9.4 of the Redemption Agreement is deleted in its entirety and replaced with the following:

         9.4 MINIMUM AND MAXIMUM INDEMNIFICATION CLAIM. With respect only to indemnification claims made pursuant to sections 9.2(a) and 9.3(a)(i) above and except for claims for (a) Losses which are made in the case of fraud and intentional misrepresentations, (b) Tax Damages, (c) Title Damages, (d) Covered Liability Damages, (e) Real Estate Damages or (f) Noncompliance Damages, the provision for indemnity for Losses shall only be effective and no Buyer shall be required to provide such indemnity to the ADLT Indemnitees, and ADLT shall not be required to provide such indemnity to the Buyers' Indemnitees, hereunder unless the claim(s) of indemnification of the ADLT Indemnitees, or Buyers' Indemnitees, as the case may be, shall exceed in the aggregate $1,000,000 (the "Basket"). With respect only to indemnification claims made pursuant to sections 9.2(a) and 9.3(a)(i) above and except for claims (a) for Losses which are made in the case of fraud and intentional misrepresentations, (b) Tax Damages, (c) Title Damages, (d) Covered Liability Damages, (e) Real Estate Damages or (f) Noncompliance Damages, in the event the ADLT Indemnitees' claims, or the Buyers' Indemnitees' claims, as the case may be, shall exceed the Basket, then the ADLT Indemnitees shall have the right to be indemnified for Losses, or the Buyers' Indemnitees shall have the right to be indemnified for Losses, as the case may be, but only for amounts in excess of the Basket and, in all cases, subject to the further limitation that the Buyers shall in no event be liable for Losses in excess of $5,000,000 (the "Cap"). With respect only to indemnification claims made pursuant to sections 9.2(a) and 9.3(a)(i) above and except for claims for (a) Losses which are made in the case of fraud and intentional misrepresentations, (b) Tax Damages, (c) Title Damages, (d) Covered Liability Damages, (e) Real Estate Damages or (f) Noncompliance Damages, none of the ADLT Indemnitees, or the Buyers' Indemnitees, as the case may be, shall have any claim against any Buyers, or ADLT, as the case may be, for any Losses up to the amount of the Basket and the Buyers shall have no liabilities to the ADLT Indemnitees for Losses in excess of the Cap.

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         8. MODIFICATION OF THE REDEMPTION AGREEMENT. Except as specifically modified by this First Amendment, the terms and conditions of the Redemption Agreement shall remain unchanged and in full force and effect.

         9. COUNTERPARTS. This First Amendment may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.


                       [signatures on the following page]

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         IN WITNESS WHEREOF, the parties hereto have executed this First
Amendment as of the day and year first above written.

                                  ADVANCED LIGHTING TECHNOLOGIES, INC.

                                  BY /s/ WAYNE R. HELLMAN
                                    ------------------------------------------
                                       Wayne R. Hellman, Chairman and
                                       Chief Executive Officer

                                  RUUD LIGHTING, INC.

                                  BY /s/ ALAN J. RUUD
                                    ------------------------------------------
                                       Alan J. Ruud, Chief Executive Officer

                                  BUYERS:

                                  /s/ ALAN J. RUUD
                                  --------------------------------------------
                                  Alan J. Ruud

                                  /s/ SUSAN B. RUUD
                                  --------------------------------------------
                                  Susan Ruud

                                  /s/ THEODORE O. SOKOLY
                                  --------------------------------------------
                                  Theodore O. Sokoly

                                  /s/ CHRISTOPHER A. RUUD
                                  --------------------------------------------
                                  Christopher A. Ruud

                                  /s/ CYNTHIA A. JOHNSON
                                  --------------------------------------------
                                  Cynthia A. Johnson








                      SIGNATURE PAGE TO FIRST AMENDMENT TO
                     STOCK REDEMPTION AND PURCHASE AGREEMENT